Home Bancorp Announces 2013 Fourth Quarter And Annual Results

LAFAYETTE, La., Jan. 28, 2014 /PRNewswire/ -- Home Bancorp, Inc. (Nasdaq: "HBCP") (the "Company"), the parent company for Home Bank (www.home24bank.com), a Federally chartered savings bank headquartered in Lafayette, Louisiana (the "Bank"), announced net income of $1.7 million for the fourth quarter of 2013, a decrease of $777,000, or 31%, compared to the third quarter of 2013 and a decrease of $619,000, or 27%, compared to the fourth quarter of 2012. The fourth quarter of 2013 includes $307,000 of pre-tax expenses related to the acquisition of Britton & Koontz Capital Corporation (OTCQB: "BKBK") ("Britton & Koontz"). Excluding merger-related expenses, net income for the fourth quarter of 2013 was $1.9 million, a decrease of 23% and 18% compared to the third quarter of 2013 and the fourth quarter of 2012, respectively. Diluted earnings per share were $0.25 for the fourth quarter of 2013, a decrease of $0.12, or 32%, compared to the third quarter of 2013 and a decrease of $0.08, or 24%, compared to the fourth quarter of 2012. Excluding merger-related expenses, diluted earnings per share were $0.28 for the fourth quarter of 2013, decreases of 24% and 15% compared to the third quarter of 2013 and the fourth quarter of 2012, respectively.

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Net income for the year ended December 31, 2013 was $7.3 million, a decrease of $1.9 million, or 21%, compared to 2012. Excluding pre-tax merger-related expenses of $307,000 incurred during 2013, net income for the year ended December 31, 2013 was $7.5 million, a decrease of 18% compared to 2012. Diluted earnings per share for 2013 were $1.06, a decrease of 17% compared to $1.28 in 2012. Excluding merger-related expenses, diluted earnings per share were $1.09, a decrease of 15% compared to 2012.

"Our fourth quarter was highlighted by the announcement of our pending entry into Mississippi through the Britton & Koontz acquisition and the resulting addition of several outstanding bankers to our team," stated John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "The B&K deal is on pace to close during the first quarter of 2014 and our bankers had an outstanding quarter of loan growth."

Acquisition of Britton & Koontz

As previously disclosed on November 5, 2013, the Company entered into a definitive agreement to merge with Britton & Koontz Capital Corporation, the holding company of the 147-year-old Britton & Koontz Bank, N.A. ("Britton & Koontz Bank"). Under the terms of the agreement, Britton & Koontz will be merged with and into Home Bancorp in a two-step transaction and Britton & Koontz Bank will be merged with and into the Bank. Shareholders of Britton & Koontz will receive $16.14 per share in cash upon completion of the merger. The merger, which is expected to be completed in the first quarter of 2014, was approved by BKBK's shareholders earlier this month and remains subject to regulatory approvals and the satisfaction of all other customary conditions. Upon completion of the merger, the combined company will have total assets of approximately $1.2 billion, $873 million in loans and $964 million in deposits.

Loans and Credit Quality

Loans totaled $707.5 million at December 31, 2013, an increase of $26.6 million, or 4%, from September 30, 2013, and an increase of $34.3 million, or 5%, from December 31, 2012. During the fourth quarter, commercial real estate (up $16.2 million) and construction and land (up $11.1 million) loans led our growth.

The following table sets forth the composition of the Company's loan portfolio (including Covered Loans) as of the dates indicated.

	December 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$179,506	$177,816	$1,690	1%
Home equity loans and lines	40,561	40,425	136	-
Commercial real estate	269,849	252,805	17,044	7
Construction and land	83,271	75,529	7,742	10
Multi-family residential	16,578	19,659	(3,081)	(16)
Total real estate loans	589,765	566,234	23,531	4
Other loans:
Commercial and industrial	77,533	72,253	5,280	7
Consumer	40,158	34,641	5,517	16
Total other loans	117,691	106,894	10,797	10
Total loans	$707,456	$673,128	$34,328	5%

Nonperforming assets ("NPAs"), which includes $8.2 million in assets covered under loss sharing agreements with the FDIC ("Covered Assets") and $14.1 million acquired from GS Financial Corp. ("GSFC"), totaled $29.3 million at December 31, 2013, an increase of $1.9 million compared to September 30, 2013 and an increase of $924,000 compared to December 31, 2012. The ratio of total NPAs to total assets was 2.98% at December 31, 2013, compared to 2.85% at September 30, 2013 and 2.95% at December 31, 2012. Excluding acquired assets, the ratio of NPAs was 0.81% at December 31, 2013, compared to 0.69% at September 30, 2013 and 0.62% at December 31, 2012.

The Company recorded net loan recoveries of $24,000 during the fourth quarter of 2013, compared to net loan charge-offs of $84,000 and $70,000 in the third quarter of 2013 and fourth quarter of 2012, respectively. The Company's provision for loan losses for the fourth quarter of 2013 was $431,000, compared to $453,000 for the third quarter of 2013 and $483,000 for the fourth quarter of 2012. The provision for loan losses in the fourth quarter of 2013 relates primarily to loan growth and modest downgrades of certain loans in the Company's organic loan portfolio.

The ratio of allowance for loan losses to total loans was 0.98% at December 31, 2013, compared to 0.95% and 0.79% at September 30, 2013 and December 31, 2012, respectively. Excluding acquired loans, the ratio of the allowance for loan losses to total loans was 1.12% at December 31, 2013, compared to 1.09% at September 30, 2013 and 1.01% at December 31, 2012.

Investment Securities Portfolio

The Company's investment securities portfolio totaled $159.0 million at December 31, 2013, a decrease of $1.4 million, or 1%, from September 30, 2013, and an increase of $116,000, or 0.1%, from December 31, 2012. At December 31, 2013, the Company had a net unrealized gain position on its investment securities portfolio of $300,000, compared to net unrealized gains of $1.1 million and $5.0 million at September 30, 2013 and December 31, 2012, respectively. The investment securities portfolio had a modified duration of 4.2 years at December 31, 2013, compared to 4.7 and 3.7 years at September 30, 2013 and December 31, 2012, respectively.

Deposits

Total deposits were $741.3 million at December 31, 2013, a decrease of $24.5 million, or 3%, from September 30, 2013, and a decrease of $30.1 million, or 4%, from December 31, 2012. Certificate of deposits ("CD") declined as higher-priced CDs matured. During the fourth quarter of 2013, core deposits (i.e., checking, savings and money market accounts) decreased $7.6 million, or 1%, from September 30, 2013, and increased $30.4 million, or 6%, from December 31, 2012.

The following table sets forth the composition of the Company's deposits at the dates indicated.

	December31,	December31,	Increase / (Decrease)
(dollars in thousands)	2013	2012	Amount	Percent
Demand deposit	$174,475	$152,462	$22,013	14%
Savings	56,694	51,515	5,179	10
Money market	192,303	191,191	1,112	1
NOW	125,391	123,294	2,097	2
Certificates of deposit	192,449	252,967	(60,518)	(24)
Total deposits	$741,312	$771,429	$(30,117)	(4)%

Net Interest Income

Net interest income for the fourth quarter of 2013 totaled $10.0 million, a decrease of $369,000, or 4%, compared to the third quarter of 2013, and a decrease of $338,000, or 3%, compared to the fourth quarter of 2012. The decline in net interest income in the fourth quarter of 2013 compared to the third quarter of 2013 was due largely to a decline in loan interest income resulting primarily from lower average yields earned on loans covered under loss sharing agreements with the FDIC ("Covered Loans").

The net interest margin was 4.60% for the fourth quarter of 2013, 19 basis points lower than the third quarter of 2013 and 15 basis points lower than the fourth quarter of 2012. The decrease in the net interest margin compared to the third quarter of 2013 resulted primarily from lower-yielding new loans originated during the fourth quarter and lower yields on the Covered Loan portfolio. The decrease in net interest margin compared to the fourth quarter of 2012 related primarily to lower yields on the loan portfolio (including Covered Loans), which were partially offset by lower costs on interest bearing liabilities.

The Covered Loan portfolio yielded 13.66% during the fourth quarter of 2013, compared to 15.32% and 10.28% during the third quarter of 2013 and fourth quarter of 2012, respectively. Excluding Covered Loans, the yield on loans would have been 5.46% during the fourth quarter of 2013, compared to 5.72% and 6.28% during the third quarter of 2013 and fourth quarter of 2012, respectively. A portion of the decline in interest income and yield on the Covered Loan portfolio during the third and fourth quarters of 2013 was primarily due to higher levels of FDIC loss sharing receivable asset ("FDIC Asset") amortization during those periods. Amortization of the FDIC Asset totaled $904,000 and $913,000 during the third and fourth quarters of 2013, respectively. The increase in FDIC Asset amortization is the result of improved cash flow expectations related to Covered Loans.

The following table sets forth the Company's average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent ("TE") yields on investment securities are calculated using a marginal tax rate of 35%.

	For the Three Months Ended
	December 31, 2013		September 30, 2013		December 31, 2012
(dollars in thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Loans receivable	$685,034	5.73%	$676,639	6.07%	$673,428	6.28%
Investment securities (TE)	157,820	2.18	157,352	2.10	149,294	2.09
Other interest-earning assets	23,734	0.47	27,293	0.47	41,057	0.43
Total interest-earning assets	866,588	4.94	861,284	5.17	863,779	5.28

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	377,419	0.23	389,773	0.24	361,862	0.33
Certificates of deposit	199,392	0.83	215,745	0.90	257,750	1.04
Total interest-bearing deposits	576,811	0.44	605,518	0.48	619,612	0.63
FHLB advances	65,851	0.61	41,083	0.90	40,796	1.58
Total interest-bearing liabilities	$642,662	0.45	$646,601	0.51	$660,408	0.68

Net interest spread (TE)		4.48%		4.66%		4.59%
Net interest margin (TE)		4.60%		4.79%		4.75%

Noninterest Income

Noninterest income for the fourth quarter of 2013 totaled $1.8 million, an increase of $17,000, or 1%, compared to the third quarter of 2013 and a decrease of $71,000, or 4%, compared to the fourth quarter of 2012. The increase in noninterest income in the fourth quarter of 2013 compared to the third quarter of 2013 resulted primarily from an increase in other income of $108,000 (related to recoveries on the acquired GSFC loan portfolio), which was partially offset by decreases in gains on the sale of mortgage loans (down $51,000) and bank card fees (down $29,000).

The decrease in noninterest income in the fourth quarter of 2013 compared to the fourth quarter of 2012 resulted primarily from decreases in gains on the sale of mortgage loans (down $304,000), which was partially offset by increases in service fees and charges (up $148,000) and other income of $105,000.

Noninterest Expense

Noninterest expense for the fourth quarter of 2013 totaled $8.8 million, an increase of $770,000, or 10%, compared to the third quarter of 2013 and an increase of $459,000, or 6%, compared to the fourth quarter of 2012. The increase in noninterest expense in the fourth quarter of 2013 compared to the third quarter of 2013 resulted primarily from higher other expenses (up $365,000 as a result of $147,000 in net deposit account charge-offs and other loan fee expenses of $208,000), compensation and benefits (up $318,000), professional services (up $219,000, which includes $285,000 related to the acquisition of Britton & Koontz) and foreclosed asset expenses (up $195,000), which was partially offset by lower franchise and share tax expense (down $382,000 primarily from lower than anticipated Louisiana shares tax payments).

The increase in noninterest expense in the fourth quarter 2013 compared to the fourth quarter 2012 resulted primarily from higher professional services (up $ 248,000, which includes $285,000 related to the acquisition of Britton & Koontz), compensation and benefits (up $218,000), other expenses (up $179,000 primarily from net deposit account charge-offs), which were partially offset by lower data processing and communication (down $168,000) and franchise and share tax expense (down $65,000 primarily from lower than anticipated Louisiana shares tax payments).

Non-GAAP Reconciliation

	Fourth Quarter	Year Ended
(dollars in thousands)	2013	December 31, 2013

Reported noninterest expense	$ 8,774	$33,205
Less: Merger-related expenses	(307)	(307)
Non-GAAP noninterest expense	$ 8,467	$32,898

Reported net income	$ 1,706	$ 7,294
Add: Merger-related expenses (after tax)	200	203
Non-GAAP net income	$ 1,906	$ 7,497

Diluted EPS	$ 0.25	$ 1.06
Less: Merger-related expenses	0.03	0.03
Non-GAAP EPS	$ 0.28	$ 1.09

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles ("GAAP"). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes acquired loans and the impact of merger-related expenses. Management believes the presentation of this non-GAAP financial information provides useful information that is essential to a proper understanding of the Company's financial position and core operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial information presented by other companies.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION

	December 31,	December 31,	%	September 30,
	2013	2012	Change	2013
Assets
Cash and cash equivalents	$ 32,638,900	$ 39,539,366	(17)%	$ 35,953,034
Interest-bearing deposits in banks	2,940,000	3,529,000	(17)	3,185,000
Investment securities available for sale, at fair value	149,632,153	157,255,828	(5)	151,453,721
Investment securities held to maturity	9,404,790	1,665,184	465	8,965,112
Mortgage loans held for sale	1,951,345	5,627,104	(65)	1,711,585
Loans covered by loss sharing agreements	21,673,808	45,764,397	(53)	23,723,936
Noncovered loans, net of unearned income	685,782,309	627,363,937	9	657,150,445
Total loans	707,456,117	673,128,334	5	680,874,381
Allowance for loan losses	(6,918,009)	(5,319,235)	30	(6,462,841)
Total loans, net of allowance for loan losses	700,538,108	667,809,099	5	674,411,540
FDIC loss sharing receivable	12,698,077	15,545,893	(18)	13,576,606
Office properties and equipment, net	30,702,635	30,777,184	-	30,312,996
Cash surrender value of bank-owned life insurance	17,750,604	17,286,434	3	17,638,008
Accrued interest receivable and other assets	25,984,346	23,891,172	9	24,688,760
Total Assets	$ 984,240,958	$ 962,926,264	2	$ 961,896,362

Liabilities
Deposits	$ 741,312,416	$ 771,429,335	(4)%	$ 765,810,312
Federal Home Loan Bank advances	97,000,000	46,256,805	110	50,900,000
Accrued interest payable and other liabilities	4,019,013	3,666,264	10	4,965,371
Total Liabilities	842,331,429	821,352,404	3	821,675,683

Shareholders' Equity
Common stock	89,585	89,506	-%	89,579
Additional paid-in capital	92,192,410	90,986,820	1	91,743,191
Treasury stock	(28,011,398)	(21,719,954)	29	(28,003,896)
Common stock acquired by benefit plans	(6,285,327)	(7,455,669)	(16)	(6,376,957)
Retained earnings	83,729,144	76,435,222	10	82,023,494
Accumulated other comprehensive income	195,115	3,237,935	(94)	745,268
Total Shareholders' Equity	141,909,529	141,573,860	-	140,220,679
Total Liabilities and Shareholders' Equity	$ 984,240,958	$ 962,926,264	2	$ 961,896,362

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME

	For The Three Months Ended			For The Years Ended
	December 31,		%	December 31,		%
	2013	2012	Change	2013	2012	Change
Interest Income
Loans, including fees	$ 9,956,749	$ 10,734,365	(7)%	$ 40,535,633	$ 42,797,878	(5)%
Investment securities	782,409	728,597	7	3,060,521	3,169,429	(3)
Other investments and deposits	28,278	43,951	(36)	124,355	154,820	(20)
Total interest income	10,767,436	11,506,913	(6)	43,720,509	46,122,127	(5)

Interest Expense
Deposits	633,361	974,361	(35)%	3,043,982	4,227,495	(28)%
Federal Home Loan Bank advances	100,119	160,787	(38)	458,926	686,374	(33)
Total interest expense	733,480	1,135,148	(35)	3,502,908	4,913,869	(29)
Net interest income	10,033,956	10,371,765	(3)	40,217,601	41,208,258	(2)
Provision for loan losses	431,368	483,251	(11)	3,652,694	2,411,214	51
Net interest income after provision for loan losses	9,602,588	9,888,514	(3)	36,564,907	38,797,044	(6)

Noninterest Income
Service fees and charges	745,420	597,661	25%	2,729,469	2,493,177	9%
Bank card fees	416,661	399,282	4	1,730,960	1,795,960	(4)
Gain on sale of loans, net	264,111	567,804	(53)	1,553,598	1,963,365	(21)
Income from bank-owned life insurance	112,595	128,487	(12)	464,170	515,260	(10)
Gain (loss) on the sale of securities, net	-	-	-	428,200	221,781	93
Discount accretion of FDIC loss sharing receivable	98,016	119,087	(18)	432,929	580,980	(25)
Other income	160,170	55,418	189	330,523	190,291	74
Total noninterest income	1,796,973	1,867,739	(4)	7,669,849	7,760,814	(1)

Noninterest Expense
Compensation and benefits	5,335,859	5,118,250	4%	20,329,834	19,687,444	3%
Occupancy	748,545	689,774	9	2,997,177	2,809,039	7
Marketing and advertising	202,595	205,051	(1)	766,388	743,814	3
Data processing and communication	599,760	767,345	(22)	2,441,796	2,801,124	(13)
Professional fees	436,747	189,175	131	1,060,656	890,205	19
Forms, printing and supplies	100,126	100,006	-	429,888	477,924	(10)
Franchise and shares tax	(108,765)	(43,458)	(150)	710,775	613,733	16
Regulatory fees	221,908	224,673	(1)	889,967	854,041	4
Foreclosed assets, net	286,163	292,584	(2)	522,903	1,051,397	(50)
Other expenses	951,281	772,207	23	3,055,312	2,834,336	8
Total noninterest expense	8,774,219	8,315,607	6	33,204,696	32,763,057	1
Income before income tax expense	2,625,342	3,440,646	(24)	11,030,060	13,794,801	(20)
Income tax expense	919,693	1,116,236	(18)	3,736,138	4,604,930	(19)
Net income	$ 1,705,649	$ 2,324,410	(27)	$ 7,293,922	$ 9,189,871	(21)

Earnings per share - basic	$ 0.26	$ 0.34	(24)%	$ 1.11	$ 1.33	(17)%
Earnings per share - diluted	$ 0.25	$ 0.33	(24)	$ 1.06	$ 1.28	(17)

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION

	For The Three Months Ended			For The Three
	December 31,		%	Months Ended	%
	2013	2012	Change	September 30, 2013	Change
(dollars in thousands except per share data)
EARNINGS DATA
Total interest income	$ 10,767	$ 11,507	(6)%	$11,226	(4)%
Total interest expense	733	1,135	(35)	823	(11)
Net interest income	10,034	10,372	(3)	10,403	(4)
Provision for loan losses	431	483	(11)	453	(5)
Total noninterest income	1,797	1,868	(4)	1,780	1
Total noninterest expense	8,774	8,316	6	8,003	10
Income tax expense	920	1,116	(18)	1,244	(26)
Net income	$ 1,706	$ 2,325	(27)	$ 2,483	(31)

AVERAGE BALANCE SHEET DATA
Total assets	$ 962,611	$969,182	(1)%	$958,560	-%
Total interest-earning assets	866,589	863,780	-	861,284	1
Totals loans	685,034	673,428	2	676,639	1
Total interest-bearing deposits	576,811	619,612	(7)	605,518	(5)
Total interest-bearing liabilities	642,662	660,408	(3)	646,601	(1)
Total deposits	752,300	783,522	(4)	776,556	(3)
Total shareholders' equity	141,516	141,457	-	139,060	2

SELECTED RATIOS (1)
Return on average assets	0.71%	0.96%	(26)%	1.04%	(32)%
Return on average equity	4.82	6.57	(27)	7.14	(32)
Efficiency ratio (2)	74.16	67.67	10	65.37	13
Average equity to average assets	14.70	14.60	1	14.51	1
Tier 1 leverage capital ratio(3)	14.17	13.67	4	14.29	(1)
Total risk-based capital ratio(3)	21.88	21.83	-	22.33	(2)
Net interest margin (4)	4.60	4.73	(3)	4.79	(4)

PER SHARE DATA
Basic earnings per share	$ 0.26	$ 0.34	(24)%	$0.38	(32)%
Diluted earnings per share	0.25	0.33	(24)	0.37	(32)
Book value at period end	19.99	19.03	5	19.75	1
Tangible book value at period end	19.72	18.73	5	19.47	1

PER SHARE DATA
Shares outstanding at period end	7,099,314	7,439,127	(5)%	7,099,164	-%
Weighted average shares outstanding
Basic	6,481,679	6,770,286	(4)%	6,481,911	-%
Diluted	6,800,604	7,086,561	(4)	6,768,578	-

(1)	With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2)	The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)	Capital ratios are end of period ratios for the Bank only.
(4)	Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 35%.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION

	December 31, 2013			September 30, 2013			December 31, 2012
	Covered	Noncovered	Total	Covered	Noncovered	Total	Covered	Noncovered	Total
(dollars in thousands)
CREDIT QUALITY(1) (2)
Nonaccrual loans	$ 5,081	$ 19,679	$ 24,760	$5,807	$15,784	$ 21,591	$9,579	$12,368	$ 21,947
Accruing loans past due 90 days and over	-	-	-	-	-	-	-	-	-
Total nonperforming loans	5,081	19,679	24,760	5,807	15,784	21,591	9,579	12,368	21,947
Foreclosed assets	3,160	1,406	4,566	3,064	2,786	5,850	2,683	3,771	6,454
Total nonperforming assets	8,241	21,085	29,326	8,871	18,570	27,441	12,262	16,139	28,401
Performing troubled debt restructurings	5	424	429	6	437	443	306	808	1,114
Total nonperforming assets and troubled debt restructurings
	$ 8,246	$ 21,509	$ 29,755	$ 8,877	$ 19,007	$ 27,884	$ 12,568	$ 16,947	$ 29,515

Nonperforming assets to total assets			2.98%			2.85%			2.95%
Nonperforming loans to total assets			2.52			2.24			2.28
Nonperforming loans to total loans			3.50			3.17			3.26
Allowance for loan losses to nonperforming assets			23.59			23.55			18.73
Allowance for loan losses to nonperforming loans			27.94			29.93			24.24
Allowance for loan losses to total loans			0.98			0.95			0.79

Year-to-date loan charge-offs			$ 2,155			$2,135			$2,325
Year-to-date loan recoveries			101			58			129
Year-to-date net loan charge-offs			$ 2,054			$ 2,077			$ 2,196
Annualized YTD net loan charge-offs to total loans			0.29%			0.41%			0.33%

(1)

Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets. It is our policy to cease accruing interest on loans 90 days or more past due. Repossessed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure.

(2)

Asset quality information includes assets covered under FDIC loss sharing agreements. Such assets covered by FDIC loss sharing agreements are referred to as "Covered" assets. All other assets are referred to as "Noncovered".

CONTACT: John W. Bordelon, President and CEO (337) 237-1960